April 24, 1997
Board of Directors
Fidelity Investments Life Insurance Company
82 Devonshire Street
Boston, MA  02109
Ladies and Gentlemen:
 In my capacity as Associate General Counsel of FMR Corp., I have provided legal advice to Fidelity Investments Life Insurance Company ("Fidelity Life"), with respect to the existence of Fidelity Investments Variable Annuity Account I (the "Account") pursuant to Section 31A-5-217.5 of the Utah Insurance Code. The Account was established by Fidelity Life on July 22, 1987 for investment of assets under certain variable annuity contracts (the "Contracts"). I have participated in the preparation and review of Post-Effective Amendment No. 4 to the Registration Statement on Form N-4 for the registration of the Contracts with the Securities and Exchange Commission under the Securities Act of 1933, Reg. No. 33-54926 and the registration of the Account under the Investment Company Act of 1940.
 I am of the following opinion:
(1) Fidelity Life is duly organized and validly existing under the laws of the State of Utah.
(2) The Account was duly created under the laws of the Commonwealth of Pennsylvania and validly exists as a separate account of Fidelity Life under the laws of Utah.
(3) The portion of the assets to be held in the Account equal to the reserve and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business Fidelity Life may conduct.
(4) The Contracts, when issued as set forth in the Registration Statement, will be legal and binding obligations of Fidelity Life in accordance with their terms.
 In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.
 I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information.
     Very truly yours,
     David J. Pearlman